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                                                                    EXHIBIT 99.1

                                                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
[LAKES ENTERTAINMENT, INC. LOGO]                      130 CHESHIRE LANE
                                                      MINNETONKA, MN 55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Wednesday, November 10, 2004


    LAKES ENTERTAINMENT, INC. ANNOUNCES LETTER OF INTENT WITH TEXAS TRIBE


MINNEAPOLIS, NOVEMBER 10, 2004 -- LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") announced today that it has signed a Letter of Intent with the Kickapoo Traditional Tribe of Texas to negotiate an agreement with the Tribe to consult on the further development and operations of the Tribe's casino located in Eagle Pass, Texas. Subject to regulatory approval, the consulting agreement will be replaced by a management contract.

The Tribe recently opened the expanded Lucky Eagle Casino in Eagle Pass, Texas, located approximately 140 miles southwest of San Antonio. The casino currently consists of approximately 1,000 Class II type gaming devices, ten Kickapoo 21 tables and seventeen poker tables along with two restaurant outlets and a multi-functional outlet that seats over 2,000 customers.

The Letter of Intent provides that the Tribe and Lakes will negotiate and enter into a consulting agreement and a management contract. The consulting agreement will be for a period of seven years or until approval by the National Indian Gaming Commission of a proposed seven year management contract, which will then replace the consulting agreement. If Lakes and the Tribe enter into the agreements, Lakes does not expect to receive any significant fees under these arrangements for at least twelve months.

Lyle Berman, Chairman and CEO of Lakes stated, "We are extremely pleased to be selected by the Kickapoo Traditional Tribe to help them further develop their casino in Eagle Pass. The location will provide for a tremendous casino resort destination site. We appreciate the help of Kevin Kean, who introduced our company to the Tribe."

Tim Cope, President of Lakes commented, "We are very excited to begin work on this new casino development opportunity. We look forward to working with Chairman Juan Garza, Jr. and members of the Tribal Council who are very supportive of this relationship with our Lakes' team. Specific terms of the consulting agreement and management contract will be disclosed as soon as definitive agreements between Lakes and the Tribe are signed."



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Juan Garza, Jr. Chairman of the Traditional Council expressed his enthusiasm,
"This will bring new and greater benefits to our Tribal members and the whole community outside of our Reservation."

Lakes Entertainment, Inc. currently has development and management agreements with three separate Tribes for one new casino operation in Michigan and two in California. Lakes also has agreements for the development of an additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 64% of WPT Enterprises, Inc. (Nasdaq "WPTE"), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company's consolidated results of operations or the market value of the WPT shares held by the Company, including WPT's significant dependence on the Travel Channel as a source of revenue; the potential that WPT's television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT's television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT's relationships with key licensing and strategic partners; and WPT's dependence on its senior management team. For more information, review the filings of the Company and WPT with the Securities and Exchange Commission.
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